Exhibit 10.22
October 14, 2005
- Revised -
CONFIDENTIAL
Mr. Kevin Clarke
130 Fairway Avenue
Verona, NJ 07044
Dear Kevin:
     I am delighted to confirm to you this offer of employment, which you have accepted, as Executive Vice President and Chief Financial Officer at Kos Pharmaceuticals. In this capacity you will report to me.
     Your date of hire will be November 1, 2005 and your salary, which will be paid bi-weekly, will be at an annual rate of $370,000. On January 1, 2006 your salary will be increased to an annual rate of $400,000 and your next salary review will be in March 2007, consistent with Kos’ Performance Management Program. You will also be paid a signing bonus of $300,000- $100,000 will be paid upon your start date (payment will occur on the first pay-period after your start date) and $200,000 will be paid on March 1, 2006, provided you are still employed with the Company on that date. Your target performance bonus will be around 50% of your current base compensation but not less than $250,000 for the calendar year 2006, and not less than $300,000 for the calendar year 2007, based on your continued employment and satisfactory performance. After 2007, you will, of course, continue to be eligible for annual performance bonuses based on your contributions and the results of the Company. Although it is impossible to commit to what these bonus amounts might be, I would expect them to be at least in line with the bonus awards paid to other executives at a similar level and with comparable performance, generally around 50% of base compensation. These bonus payments are usually made in the first quarter of the following calendar year after review by the Compensation Committee of the Board of Directors.
     Subject to the approval of the Board of Directors, you will be granted an option to purchase 100,000 shares of Kos common stock, consistent with the Company’s 1996 Stock Option Plan (the “Stock Option Plan’’) that provides for vesting of 25% of the option shares on each anniversary of your employment. The exercise price of these options shall be the price of the stock on the day the Board approves the award. You will receive detailed information about the Stock Option Plan and specific exercise price under separate cover. Additionally, subject to Board approval, you will receive 8,000 shares of fully paid and non-assessable common stock of the Company, (the “Restricted Stock Shares”), that will vest over a three-year period. In addition, consistent with Kos Pharmaceuticals’ normal and customary incentive compensation awards, you will be eligible for additional annual stock option grants and/or Restricted Stock Shares. Such awards have traditionally been granted on an annual basis and it is anticipated will continue to be an important element of our compensation plan. However, such awards are granted at the sole discretion of the Compensation Committee of the Board of Directors and based on individual and company performance.

Kevin Clarke-Revised

     You will be eligible for all Company benefit plans, consistent with the enclosed information regarding our benefits programs, plus an added health insurance benefit for Corporate officers (which is not included in the accompanying information), subject to the terms of such plans. Eligibility for medical insurance will begin on December 1, 2005, and for the 401(k) plan, on March 1, 2006. You will be eligible for four weeks of paid vacation in addition to the Kos standard fifteen paid holidays and an automobile allowance or a leased car with a retail value of up to $70,000. You have the option of either leasing the chosen car through the Company’s fleet vendor, or receiving the equivalent cash value of the lease option as a cash payment paid each pay period. Both of these options include allowances for insurance and maintenance.
     In the event of a “Change in Control’’, you may elect, at any time during the 90-day period immediately following such change in control, to deliver written notice to the Company of your termination of employment. For purposes of this agreement, a Change on Control shall be deemed to have occurred when:
     (i) any person, including a “group’’ as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than Michael Jabaris or any of his family members or affiliates, becomes the beneficial owner of fifty percent or more of the capital stock of the Company;
     (ii) the Company is merged with or into any other company where members of the Board of Directors of the Company immediately prior to such transaction do not constitute a majority of the Board of Directors of the Company or the surviving entity immediately following such transaction; or
     (iii) substantially all of the Company’s assets are acquired by any third party not an affiliate of the Company or of Michael Jaharis, or any of his family members or affiliates.
     In the event of the termination of your employment with the Company, for any reason other than death or disability, the Company shall provide the payments and benefits to you as listed below:
(a)	Following a Change in Control: All unvested stock options and Restricted Stock Shares previously awarded shall be 100% vested effective as of the date of such Change in Control or upon termination following such Change in Control plus one years’ compensation to include both your current base compensation and either (a) the agreed guaranteed bonus (if such termination occurs in the calendar years 2006 or 2007) or (b) a target bonus of no less than 50% of the current base compensation.

(b)	Termination for cause as defined in section 6(f)(3) of the Stock Option Plan, any unvested part of the options shall lapse immediately upon the earlier of the occurrence of such event or the last day that you are employed by or affiliated with the Company.

(c)	Termination voluntarily without cause: In the event your employment or affiliation with the Company ceases for any reason other than (a) (b) or (d) or death or retirement, all unvested stock options shall expire thirty days following the last day of employment. However, should you be terminated prior to the first anniversary of your initial employment date, you will immediately vest in 25% of you initial stock option grant (25,000 stock options shares) and these shares will be exercisable consistent with the terms provided in the Company’s 1996 Stock Option Plan. all Restricted Stock Shares previously awarded shall be 100% vested immediately upon termination.

Kevin Clarke-Revised

(d)	In the event that you are terminated involuntarily without cause: Stock options previously awarded to you shall continue to vest for two years from the date of termination (as though you were still employed by the Company) consistent with the Company’s 1996 Stock Option Plan. All Restricted Stock Shares previously awarded shall be 100% vested immediately upon termination. In addition, you will receive one years’ compensation to include both your current base compensation and either (a) the agreed guaranteed bonus (if such termination occurs in the calendar years 2006 or 2007) or (b) a target bonus of no less than 50% of the current base compensation.

(e)	In either the event of a Change in Control or termination for cause, voluntarily or involuntarily, you will also be paid any unused vacation entitlement.
     As a condition of your employment, you will be required to sign (i) the Procedures and Guidelines Governing Insider Trading and Disclosure, (ii) a Confidentiality and Intellectual Property Agreement, and (iii) an Electronic and Telephonic Communications Policy. Two copies of each document are enclosed; please sign one copy and return it in the enclosed envelope (the other copy is for you to retain). This offer is also contingent upon successful completion of the Kos background check and drug screen. Information regarding our drug screening process is enclosed in your offer package. Please contact Jessica Zenkert in the Human Resources Department at (609) 495-0512 should you need assistance in scheduling you drug screen.
     As an employee of Kos Pharmaceuticals, Inc., you will be an at-will employee, and your employment is for an indefinite period to time and may be terminated by you, or the Company, at any time, for any reason.
     On behalf of both Mike Jaharis, Dan Bell and the Kos Leadership Team, we are genuinely pleased about your becoming a key member of senior management at Kos. We have much to do and our future is very bright, as we continue “Pioneering Medicines for a Better Life”. I look forward to forming a strong working relationship with you and to all of the contributions that I know you will bring to Kos — a Company that is the sixth fastest growing Company in the USA.
Cordinally,
/s/ Adrian Adams
Adrian Adams
President and CEO
AA/ova
cc: Susan E. Taylor